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                                                                    EXHIBIT 99.1

                                 CEPHALON, INC.

                          2000 EQUITY COMPENSATION PLAN

                         FOR EMPLOYEES AND KEY ADVISORS


     The purpose of the Cephalon, Inc. 2000 Equity Compensation Plan for Employees and Key Advisors (the "Plan") is to provide (i) designated employees of Cephalon, Inc. (the "Company") and its subsidiaries, and (ii) certain consultants and advisors who perform valuable services for the Company or its subsidiaries with the opportunity to receive grants of nonqualified stock options and stock awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

1. ADMINISTRATION

     (a) COMMITTEE. The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). However, the Board may ratify or approve any grants as it deems appropriate. To the extent that the Board ratifies or approves grants, references in the Plan to the "Committee" shall be deemed to refer to the Board.

     (b) COMMITTEE AUTHORITY. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

     (c) COMMITTEE DETERMINATIONS. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2. GRANTS

     Awards under the Plan may consist of grants of nonqualified stock options as described in Section 5 ("Nonqualified Stock Options" or "Options") and stock awards as described in Section 6 ("Stock Awards") (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the "Grant Instrument"). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan


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need not be uniform as among the grantees.

3. SHARES SUBJECT TO THE PLAN

     (a) SHARES AUTHORIZED. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued or transferred under the Plan is 1,500,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan. If shares of Company Stock are used to pay the exercise price of an Option, only the net number of shares received by the Grantee pursuant to such exercise shall be considered to have been issued or transferred under the Plan with respect to such Option, and the remaining number of shares subject to the Option shall again be available for purposes of the Plan.

     (b) ADJUSTMENTS. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spin-off or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding, and conclusive.

4. ELIGIBILITY FOR PARTICIPATION

     (a) ELIGIBLE PERSONS. All employees of the Company and its subsidiaries, including persons who have accepted employment with the Company or a subsidiary, ("Employees"), other than (except as provided below) employees who are officers or directors of the Company shall be eligible to participate in the Plan. Employees who are officers or directors of the Company shall not be eligible to receive Grants except to the extent that such Grants are issued to a person not previously employed by the Company or a subsidiary as an inducement essential to the person's entering into an employment contract with the Company. Consultants and advisors who perform services for the Company or any of its subsidiaries ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer and sale of securities in a capital-raising transaction, and the Key Advisors do not directly or indirectly promote or maintain a market for the Company's securities.

     (b) SELECTION OF GRANTEES. The Committee shall select the Employees and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees and Key Advisors who receive Grants under this Plan shall hereinafter be referred to as "Grantees."


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     (c) PROSPECTIVE EMPLOYEES AND KEY ADVISORS. Options and Stock Awards may be
granted to a prospective Employee or Key Advisor conditioned upon, and the date of grant shall be no earlier than, the date such person becomes an Employee or Key Advisor.

5. GRANTING OF OPTIONS

     (a) NUMBER OF SHARES. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Key Advisors.

     (b) TYPE OF OPTION AND PRICE.

          (i) All Options shall be Nonqualified Stock Options, which are not intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee may grant Options in accordance with the terms and conditions herein set forth.

          (ii) The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted.

          (iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

     (c) OPTION TERM. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant.

     (d) EXERCISABILITY OF OPTIONS. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may impose such additional restrictions or conditions on the exercisability of Options or on the shares of Company Stock issuable upon exercise of the Options as it shall determine and specify in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

     (e) GRANTS TO NON-EXEMPT EMPLOYEES. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, shall have an Exercise Price not less than 85% of the Fair Market Value of the Company Stock on the date of grant, and may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Board, upon the Grantee's death, Disability (as defined below) or retirement, or upon a Change of Control (as defined below) or other circumstances permitted by applicable regulations).


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     (f) EXERCISE OF OPTIONS. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, or (z) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 7) at the time of exercise.

6. STOCK AWARDS

     The Committee may issue or transfer shares of Company Stock to an Employee or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

     (a) GENERAL REQUIREMENTS. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for such cash consideration, if any, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Stock Award will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

     (b) NUMBER OF SHARES. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

     (c) REQUIREMENT OF EMPLOYMENT OR SERVICE. If the Grantee ceases to be employed by, or provide service to, the Company or any of its subsidiaries or any other entity owned or controlled by the Company, during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of Company Stock shall be immediately forfeited and returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

     (d) RESTRICTIONS ON TRANSFER AND LEGEND ON STOCK CERTIFICATE. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of the Stock Award except to a Successor Grantee under Section 8(a). Each certificate for Stock Awards shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for Stock Awards until all restrictions on such shares have lapsed.

     (e) RIGHT TO VOTE AND TO RECEIVE DIVIDENDS. Except as otherwise determined by the Committee and specified in the Grant Instrument, during the Restriction Period, the Grantee shall not have the right to vote shares subject to Stock Awards or to receive any dividends or other distributions paid on such shares, until all restrictions on such shares have lapsed.


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     (f) LAPSE OF RESTRICTIONS. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

7. WITHHOLDING OF TAXES

     (a) REQUIRED WITHHOLDING. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

     (b) ELECTION TO WITHHOLD SHARES. If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed the Grantee's minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

8. TRANSFERABILITY OF GRANTS

     (a) NONTRANSFERABILITY OF GRANTS. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee's lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Nonqualified Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

     (b) TRANSFER OF NONQUALIFIED STOCK OPTIONS. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

9. CERTAIN CORPORATE TRANSACTIONS AND CHANGES OF CONTROL

     (a) CHANGE OF CONTROL. As used in Section 9(d) below, a "Change of Control" shall be deemed to have occurred if there is a change in ownership or control of the Company effected through either of the following transactions:


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          (i) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange
     Act) of securities possessing more than thirty percent (30%) of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which the Board does not recommend such shareholders to accept; or

          (ii) a change in the composition of the Board over a period of twenty-four (24) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board.

     (b) CORPORATE TRANSACTION. As used in Section 9(d) below, "Corporate Transaction" shall mean either of the following shareholder-approved transactions to which the Company is a party:

          (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

          (ii) the sale, transfer or other disposition of more than 75% of the Company's assets in a single or related series of transactions.

     (c) INVOLUNTARY TERMINATION. As used in Section 9(d) below, "Involuntary Termination" shall mean the termination of the service of any Grantee of the Company or any successor thereto which occurs by reason of:

          (i) such individual's involuntary dismissal or discharge by the Company or the successor thereto for reasons other than Misconduct (as defined below), or

          (ii) such individual's voluntary resignation, in either case following:

               (A) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility,

               (B) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than ten percent (10%) in the aggregate; or

               (C) a relocation of such individual's place of employment by more than fifty (50) miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual's consent.

          For purposes of this definition, the term "Misconduct" means the commission of any act of fraud, embezzlement or dishonesty by the Grantee, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any


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     other intentional misconduct by such individual adversely affecting the business or affairs of the Company or its successor in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company or its successor may consider as grounds for the dismissal or discharge of any Grantee or its successor.

     (d) Consequences of Certain Corporate Transactions and Changes of Control:

          (i) In the event of any Corporate Transaction, each Option which is at the time outstanding under this Plan and each Stock Award to which the restrictions have not lapsed shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for such Corporate Transaction, become fully exercisable with respect to the total number of shares of Company Stock at the time subject to such Option and may be exercised for all or any portion of such shares as fully-vested shares and all restrictions applicable to the shares of Company Stock subject to such Stock Award shall lapse. However, the vesting of an outstanding Grant under this Plan shall not so accelerate nor shall the restrictions so lapse if and to the extent:

               (A) such Grant is, in connection with such Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with an option or stock award for shares of the capital stock of the successor corporation or parent thereof having comparable value and terms;

               (B) such Grant is to be replaced with a cash incentive option or award of the successor corporation which preserves the Option spread or Stock Award value existing at the time of such Corporate Transaction and provides for subsequent payout in accordance with the same terms and conditions, including without limitation, the same vesting schedule applicable to such Grant;

               (C) such Grant is to be replaced by a grant under another incentive program which the Committee determines is reasonably equivalent in value; or

               (D) the acceleration of the vesting period under such Option or the lapse of restrictions with respect to such Stock Award is subject to other limitations imposed by the Committee at the time of the Grant. The determination of comparability under clauses 9(d)(i)(A),
          (B) or (C) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

          (ii) Upon a Grantee's cessation of service by reason of an Involuntary Termination within thirty-six (36) months after a Corporate Transaction in which his or her outstanding options or grants are assumed or replaced pursuant to clause 9(d)(i)(A), (B) or (C) above, each such option or grant under clause 9(d)(i)(A) shall automatically accelerate and become fully exercisable and all restrictions applicable to such grants shall lapse, with respect to the total number of shares of stock at the time subject to such option or grant and the cash incentive program under clause 9(d)(i)(B) or other incentive program under clause 9(d)(i)(C) shall become fully vested. In addition, upon a Grantee's cessation of service by reason of an Involuntary Termination within 36 months after a Change of Control, each Option shall automatically accelerate and become fully exercisable and all restrictions applicable to Stock Awards shall lapse, with respect to the total number of shares of Company Stock at the time subject to such Grant. The Option as so accelerated shall remain exercisable until the earlier of the expiration of the option term or the expiration of


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     the one (1)-year period measured from the date of such Involuntary
     Termination.

          (iii) Immediately following the consummation of a Corporate Transaction, all outstanding Grants under this Plan shall terminate and cease to remain outstanding, except to the extent assumed by the successor corporation or its parent company.

          (iv) Each outstanding Grant under this Plan that is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the Grantee, upon consummation of such Corporate Transaction, had (in the case of an Option) such person exercised the Option immediately prior to such Corporate Transaction. In the case of an Option, appropriate adjustments shall also be made to the exercise price payable per share, provided the aggregate exercise price payable for such securities shall remain the same. In addition, the class and number of shares available for issuance under the Plan on both an aggregate and participant basis following the consummation of such Corporate Transaction shall be appropriately adjusted.

          (v) The provisions of Section 9(d)(i) shall not operate as a limitation on the Committee's discretionary authority, exercisable either at the time of the Grant or at any time while the Grant remains outstanding, to provide for the automatic acceleration of one or more outstanding Options, or the lapse of all restrictions applicable to a Stock Award upon the occurrence of any change in the Company's organization, ownership or structure not otherwise within the definition of a Corporate Transaction or a Change of Control. The Committee also shall have full power and authority to condition any such option acceleration, restriction lapse and the termination of any outstanding repurchase rights upon the Grantee's cessation of service by reason of an Involuntary Termination within a specified period following any such event. Any Options accelerated in connection with any such event shall remain fully exercisable until the expiration or sooner termination of the option term or the surrender of such option.

          (vi) The acceleration or substitution of Grants under this Section 9 shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10. LIMITATIONS ON ISSUANCE OR TRANSFER OF SHARES

     No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations, and interpretations, including any requirement that a legend be placed thereon.


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11. AMENDMENT AND TERMINATION OF THE PLAN

     (a) AMENDMENT. The Board may amend or terminate the Plan at any time.

     (b) TERMINATION OF PLAN. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board.

     (c) TERMINATION AND AMENDMENT OF OUTSTANDING GRANTS. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 17(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 17(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

     (d) GOVERNING DOCUMENT. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

12. FUNDING OF THE PLAN

     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

13. RIGHTS OF PARTICIPANTS

     Nothing in this Plan shall entitle any Employee, Key Advisor, or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

14. NO FRACTIONAL SHARES

     No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

15. HEADINGS

     Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

16. EFFECTIVE DATE OF THE PLAN.

     The Plan shall be effective as of December 13, 2000.

17. MISCELLANEOUS

     (a) GRANTS IN CONNECTION WITH CORPORATE TRANSACTIONS, CHANGES OF CONTROL AND OTHERWISE. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants


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under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or Stock Award grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

     (b) COMPLIANCE WITH LAW. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

     (c) GOVERNING LAW. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.


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